EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Gregory DuPratt                                                                                                 November 10, 2010
                        Chairman of the Board
FIRST NORTHERN COMMUNITY BANCORP
P.O. Box 547
Dixon, California
(707) 678-3041

Onsum Announces Retirement – Walker to Take the Reins

Dixon, California −First Northern Community Bancorp (FNRN.OB) today announced that Owen J. Onsum, 66, is retiring as President & Chief Executive Officer, effective at the end of 2010.  Mr. Onsum, a 39-year veteran of First Northern Bank, was appointed to the Board of Directors in 1996 and elevated to the position of President & CEO in 1997.  He will remain a member of the Board of Directors post retirement.

When Onsum joined First Northern Bank in 1972, the Bank had $17 million in total assets and two bank branches.  During his tenure as President & CEO, he led the Company from $265 million in total assets to $727 million today.   Other accomplishments attained under Onsum’s leadership have included:  Internet Banking, the Company’s SBA Loan Department, Asset Management & Trust  Department, the expansion of both the Bank’s Real Estate Mortgage operation and Investment & Brokerage Services, as well as new branches in Woodland, Downtown Vacaville, Roseville, Downtown Sacramento, Auburn, and a satellite banking office in Davis’ University Retirement Community.

Louise A. Walker, the Company’s Senior Executive Vice President & Chief Financial Officer will replace Onsum as President & CEO;  she will also become a member of the Board of Directors.  Ms. Walker joined First Northern Bank in 1979 and has been a member of Senior Management since 1989.  During her career, she has held a variety of positions which included head of Operations and Data Processing and the oversight of Human Resources, Risk Management, Compliance, Accounting and Finance.  “Her experience, energy, intellectual capacity, and steadiness make her the perfect choice as my successor,” says John Onsum.  “I have every confidence in Louise’s capability to lead First Northern Community Bancorp through the remainder of the current economic cycle and well into the Company’s next couple of decades.”

Walker graduated from Dixon High School and has a Bachelor of Arts degree in Management from Saint Mary’s College of California.  She is vice chairman of the California Bankers Association’s State Government Relations Committee, she is a past member of Western Independent Bankers Service Corporation Board, she’s a founding board member and treasurer  of the  Dixon  Community  Education  Foundation, a  member  and past president of Soroptimist International of Dixon where she’s served on the Education Committee, chaired the Ways & Means Committee, and has also held the position of treasurer.  Walker is a member of the Dixon Community Church and has served on several local sports education boards.  She is married to Stan Walker and has two children, a son who attends CA Jacobs Intermediate School and another son who attends UC Davis.

“We’re fortunate to have the management continuity, financial expertise, market knowledge and strategic judgment we have in Louise,” stated Gregory DuPratt, Chairman of the Board.  “We expect this transition to be a very smooth one for everyone concerned.  John will continue his leadership at the Board level and Louise will move into a higher profile position and continue to move the Bank forward.”

“I’m excited about the future of First Northern Bank”, says Walker. “Our first priority is to emerge from the recessionary impacts as an even stronger financial competitor.  We have been working diligently to gear up for the better days ahead and have been streamlining processes, reducing expenses, realigning staff for growth, and staying current with our product offerings and technology. The Senior Management Team has real bench strength with over 213 combined years in banking and 137 years at First Northern Bank which gives the Bank a real competitive advantage from a knowledge and financial-savvy perspective.  And, it goes without saying, I am very fortunate to have had John Onsum as a mentor all these years; his guidance and leadership style have been invaluable to my professional growth.”

First Northern Bank marked its 100th year in business on February 1, 2010. Festivities have been ongoing throughout the year to commemorate and celebrate First Northern’s history as one of the Sacramento region’s oldest, most trusted community banks.

About First Northern Bank
First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment and Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment.  The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. February 1, 2010, marked First Northern Bank’s centennial milestone, its first 100 years of serving the community.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.
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